    As filed with the Securities and Exchange Commission on September 25, 1997
                                                 Registration No. ______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             EAGLE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

              GEORGIA                                           58-1640222
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                 4305 LYNBURN DRIVE, TUCKER, GEORGIA 30084-4441
          (Address of principal executive offices, including zip code)



         NONSTATUTORY STOCK WARRANTS AND OPTIONS AND WARRANT AND OPTION AGREEMENTS OF EAGLE BANCSHARES, INC. AND SOUTHERN CRESCENT FINANCIAL CORP
                            (Full title of the plans)

                                 ---------------


                                                           Copy to:

          C. JERE SECHLER, JR.                         WILLIAM L. FLOYD
               CHAIRMAN                                DAVID M. CALHOUN
         EAGLE BANCSHARES, INC.                   LONG ALDRIDGE & NORMAN LLP
          4305 LYNBURN DRIVE                   ONE PEACHTREE CENTER, SUITE 5300
      TUCKER, GEORGIA 30084-4441                     303 PEACHTREE STREET
(Name and address of agent for service)             ATLANTA, GEORGIA 30308
                                                         (404) 527-4000
           (770) 908-6690
(Telephone number, including area code,
        of agent for service)

                       CALCULATION OF REGISTRATION FEE(1)


======================================================================================================================
Title of Securities        Amount to be      Proposed Maximum           Proposed                   Amount of
to be Registered           Registered(1)     Offering Price Per         Maximum                    Registration Fee(2)
                                             Share(2)                   Aggregate
                                                                        Offering Price(2)
======================================================================================================================
Common Stock, $1.00
par value per share           185,931              $12.48                  $2,321,042                   $703.35
----------------------------------------------------------------------------------------------------------------------

(1) An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the outstanding shares of the Common Stock of the Registrant are increased or decreased by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in Common Stock of the Registrant. The Registrant assumed all options and warrants to issue common stock of Southern Crescent Financial Corp ("SCFC") pursuant to an Agreement and Plan of Merger dated as of August 13, 1996. Such options and warrants are held by 15 officers, directors, employees or former employees of SCFC. The Registrant acquired SCFC by merger on March 26, 1997.

(2) The registration fee has been calculated pursuant to Rule 457(h)(1). The exercise price varies from $7.45 per share to $17.75 per share with $2,321,042.14 as the total price for all shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents heretofore filed by Eagle Bancshares, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby are incorporated herein by reference as of their respective dates:

         (1) The Company's Annual Report on Form 10-K for the year ended March 31, 1997;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

         (3) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-14379) as declared effective by the Commission on April 4, 1986.

         In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may include a provision that eliminates or limits the liability of directors for monetary damages to a corporation or its shareholders for any action taken, or any failure to take any action, as directors other than certain exceptions, as follows. The Section does not authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Business Corporation Code or the articles of incorporation of the corporation. Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article XVIII of the Company's Articles of Incorporation eliminates the personal monetary liability of directors of the Company to the full extent allowed by Section 14-2-202(b)(4).

         As permitted by the Georgia Business Corporation Code, the Company's Articles of Incorporation provide that the Company shall indemnify its directors and officers for liability incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than actions brought as derivative actions by or in the right of a corporation) in which they may become involved by reason of being a director, officer, employee or agent of the Company. The Articles also provide such indemnity for directors and officers who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The Articles permit indemnification if a director or officer acted in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct to be unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding; provided, however, that indemnification of a director or officer in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the derivative proceeding; and provided, further, that if a director or officer is adjudged liable on the basis that a personal benefit was improperly received, the director or officer will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that directors and officers who are successful with respect to any claim against them are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Business Corporation Code Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

ITEM 8.  EXHIBITS

         Pursuant to the instructions to Item 8 of Form S-8, no opinion of counsel as to the legality of the securities being registered is required because the shares are not original issuance securities.

EXHIBIT
NUMBER                     DESCRIPTION
-------                    -----------
5                 Opinion of Long Aldridge & Norman LLP
23.1              Consent of Arthur Andersen LLP
23.2              Consent of Long Aldridge & Norman LLP (included in Exhibit 5)

ITEM 9.  UNDERTAKINGS

         A.       RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.       SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING
                  PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT.

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on September 24, 1997.

                                    EAGLE BANCSHARES, INC.


                                    By: /s/ C. Jere Sechler, Jr.
                                        ----------------------------------------
                                        C. Jere Sechler, Jr.
                                        Chairman of the Board, President and
                                        Principal Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of September 24, 1997.

Signatures                                   Title
----------                                   -----
/s/ C. Jere Sechler, Jr.                     Chairman of the Board and President
------------------------------               (Principal Executive Officer)
C. Jere Sechler, Jr.


/s/ Richard B. Inman, Jr.                    Director, Secretary and Treasurer
------------------------------
Richard B. Inman, Jr.


/s/ Walter C. Alford                         Director
------------------------------
Walter C. Alford


/s/ Richard J. Burrell                       Director
------------------------------
Richard J.  Burrell


/s/ Weldon A. Nash, Jr.                      Director
------------------------------
Weldon A.  Nash, Jr.


/s/ George G. Thompson                       Director
------------------------------
George G. Thompson


/s/ LuAnn Durden                             Chief Financial Officer
------------------------------               (Principal Financial and Accounting Officer)
LuAnn Durden

                                  EXHIBIT INDEX


Exhibit
-------
5                 Opinion of Long Aldridge & Norman LLP
23.1              Consent of Arthur Andersen LLP
23.2              Consent of Long Aldridge & Norman LLP (included in Exhibit 5)